AMENDED AND RESTATED SCHEDULE A

dated July 28, 2023

to the
EXPENSE LIMITATION AGREEMENT

dated June 28, 2021 between

THE ADVISORS’ INNER CIRCLE FUND III

and

GQG PARTNERS LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Share Class	Maximum Annual Operating Expense Limit	Initial Term End Date
GQG Partners International Quality Dividend Income Fund	Investor Institutional	0.68%	July 31, 2024
GQG Partners US Quality Dividend Income Fund	Investor Institutional	0.49%	July 31, 2022
GQG Partners Global Quality Dividend Income Fund	Investor Institutional	0.68%	July 31, 2024

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND III

By:	/s/ Michael Beattie
Name:	Michael Beattie
Title:	President

GQG PARTNERS LLC

By:	/s/ Tim Carver	by:	/s/ Frederick H. Sherley
Name:	Tim Carver	Name:	Frederick H. Sherley
Title:	CEO	Title:	General Counsel and Secretary